THIS STOCK OPTION AGREEMENT made effective as of the 4th day of November 2009.

BETWEEN:

PROGRESSIVE IR CONSULTANTS CORP., a Company carrying on business in the Province of British Columbia, (herein referred to as the “Optionee”)

- and -

ALBERTA STAR DEVELOPMENT CORP., a body corporate duly incorporated under the laws of the Province of Alberta (the "Corporation")

WHEREAS:

1.

The Corporation is incorporated under the laws of the Business Corporations Act (Alberta), having an authorized capital consisting of an unlimited number of Shares (as defined herein) and an unlimited number of preferred shares, all without nominal or par value.

2.

The Optionee is a consultant engaged by the Corporation to perform Investor Relations Activities.

3.

The Board of Directors have agreed to grant unto the Optionee an irrevocable option to purchase an aggregate of 500,000 Shares without par value of its authorized unissued share capital in order to encourage the Optionee to remain associated with the Corporation and to furnish the Optionee with additional incentive to contribute to the advancement of the Corporation pursuant to the stock option plan of the Corporation as approved by the Shareholders of the Corporation on November 7, 2007, as may be amended from time to time (the “Plan”).

4.

The granting of such option to the Optionee was authorized by the Board of the Corporation.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and mutual covenants hereinafter set forth, and for other valuable consideration, the parties hereto have agreed as follows:

ARTICLE 1
DEFINITIONS

1.1

In this Agreement the following terms shall have the following meanings:

(a)

“Agreement”, “herein”, “hereto”, “hereof” and similar expressions means this Agreement, and includes any Agreement amending this Agreement or any Agreement or instrument which is supplemental or ancillary hereof;

(b)

“Board” means the Board of Directors of the Corporation;

(c)

“Corporation” means Alberta Star Development Corp. and any successor or continuing corporation resulting from any form of corporate reorganization;

(d)

“Exchange” means the TSX Venture Exchange, or such other exchange or market on which the Common Shares of the Corporation may be listed for trading from time to time;

(e)

“Expiration Date” means five (5) years from the effective date of this Agreement;

(f)

“Investor Relations Activities” means any activities, by or on behalf of the Corporation, that promote or reasonably could be expected to promote the purchase or sale of securities of the Corporation, but does not include:

(i)

the dissemination of information provided, or records prepared, in the ordinary course of business of the Corporation

(1)

to promote the sale of products or services of the Corporation, or

(2)

to raise public awareness of the Corporation, that cannot reasonably be considered to promote the purchase or sale of securities of the Corporation;

(ii)

activities or communications necessary to comply with the requirements of

(1)

applicable securities laws,

(2)

articles, by-laws, policies, circulars, rules, guidelines, orders, notices, rulings, forms, decisions and regulations of the Exchange or the by-laws, rules or other regulatory instruments of any other self regulatory body or exchange having jurisdiction over the Corporation;

(iii)

communications by a publisher of, or writer for, a newspaper, magazine or business or financial publication, that is of general and regular paid circulation, distributed only to subscribers to it for value or to purchasers of it, if

(1)

the communication is only through the newspaper, magazine or publication, and

(2)

the publisher or writer receives no commission or other consideration other than for acting in the capacity of publisher or writer; or

(iv)

activities or communications that may be otherwise specified by the Exchange;

(g)

“Investor Relations Activities Consultant” means the Optionee;

(h)

“Option Date” in respect of the Share Option means the date of this Agreement;

(i)

“Option Price” means the price per Common Share for each portion of the Share Option set forth in Clause 3.1;

(j)

“Option Shares” means the Shares the Optionee is entitled to purchase under a Share Option;

(k)

“Shares” means a common share of the Corporation as constituted at the date hereof; and

(l)

“Share Option” means the option to purchase Option Shares granted to the Optionee pursuant to this Agreement, and includes any portion of that option.

1.2

In this Agreement, the masculine gender shall include the feminine gender and the singular shall include the plural and vice versa wherever the context requires.

ARTICLE 2
OPTION PLAN

2.1

The Share Option shall be subject to the Plan, as well as any and all amendments to the Plan. Whenever any provision of this Agreement conflicts with any provision of the Plan, as may be amended from time to time, the provisions of this Plan shall prevail.

ARTICLE 3
SHARE OPTION

3.1

The Corporation hereby grants to the Optionee, subject to the terms and conditions hereinafter set forth, an irrevocable option (previously defined as “Share Option”) to purchase at any time or from time to time after the Option Date and on or before 4:30 p.m., Vancouver time, on the Expiration Date, 500,000 Option Shares at a price of $0.20 per Option Share, subject to the vesting provisions set forth herein.

3.2

Subject to the provisions of the Plan as to early exercise or termination of the Option, the Optionee may, after the Option Date, exercise the Share Option in whole or in part on the following basis, namely:

(a)

on March 4, 2010, the rights to purchase 125,000 Option Shares vest to and in favour of the Optionee and are exercisable thereafter on the terms and conditions set forth herein;

(b)

on June 4 , 2010, the rights to purchase 125,000  Option Shares vest to and in favour of the Optionee and are exercisable thereafter on the terms and conditions set forth herein;

(c)

on September 4, 2010, the rights to purchase 125,000  Option Shares vest to and in favour of the Optionee and are exercisable thereafter on the terms and conditions set forth herein; and

(d)

on December 4, 2010, the rights to purchase 125,000  Option Shares vest to and in favour of the Optionee and are exercisable thereafter on the terms and conditions set forth herein.

provided always that all such Option Shares must be exercised no later than the Expiration Date, and that the Optionee has no right to exercise Option Shares until such vesting dates.

3.3

At 4:30 p.m., Vancouver time, on the Expiration Date, the Share Option shall forthwith expire and terminate and be of no further force or effect whatsoever as to such of the Option Shares in respect of which the Share Option hereby granted has not then been exercised.

3.4

Share Option may only vest during the period in which the Optionee is providing Investor Relations Activities to the Corporation or any of its subsidiaries.

ARTICLE 4
CURRENCY DURING TERM OF EMPLOYMENT

4.1

If subsequent to the Option Date and prior to the Expiration Date, the Optionee’s position as an Investor Relations Activities Consultant to the Corporation and/or the Corporation’s subsidiary is terminated by reason of the death of the Optionee, no further Option Shares will vest, and any vested but unexercised Option Shares may be exercised during the period expiring the earlier of the Expiration Date or one (1) year after such date of death.  In the event of the Optionee’s death, the rights of the Optionee under the Share Option may be exercised by the person or persons to whom the Optionee’s rights under the Share Option shall pass by will or applicable law or, if no such person has such right, by the Optionee’s executors or administrators, subject to the time limitations as aforesaid.  For greater clarity, upon the expiry of such one (1) year period, or the Expiration Date, whichever is earlier, the Share Option shall expire.

4.2

If subsequent to the Option Date and prior to the Expiration Date, the Optionee’s position as an Investor Relations Activities Consultant to the Corporation ceases for any reason other than death, no further Option Shares will vest, and any vested but unexercised Option Shares may be exercised during the period expiring the earlier of the Expiration Date or the thirty (30) day period following the date on which the Optionee’s position ceases.  For greater clarity, upon the expiry of such thirty (30) day period or the Expiration Date, whichever is earlier, the Share Option will expire.

ARTICLE 5
MATERIAL CHANGE

5.1

In the event that, prior to the Expiration Date or exercise in full of the Share Option, the outstanding share capital of the Corporation shall be increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Corporation through re-organization, re-capitalization, re-classification, stock dividend, subdivision or consolidation (collectively, “Capital Transaction”), the number and price of Option Shares remaining subject to the Share Option hereunder shall be increased or reduced accordingly, as the case may be, in order that the number and price of Option Shares remaining shall be the equivalent of the number and price of Option Shares immediately prior to such Capital Transaction.

5.2

If, prior to the Expiration Date or exercise in full of the Share Option granted hereby, the Corporation shall, at any time arrange with or merge into another corporation, the Optionee will thereafter receive, upon the exercise of the Share Option, the securities or properties to which a holder of the number of Common Shares then deliverable upon the exercise of the Share Option would have been entitled upon such arrangement or merger, and the Corporation will take steps in connection with such arrangement or merger as may be necessary to assure that the provisions hereof shall thereafter be applicable, in relation to any securities or property thereafter deliverable upon the exercise of the Share Option granted hereby.  A sale of all or substantially all of the assets of the Corporation for consideration, (apart from the assumption of obligations), consisting primarily of securities shall be deemed to be an arrangement or merger for the foregoing purposes.

ARTICLE 6
RESERVATION OF SHARES

6.1

The Corporation shall at all times during the term of this Agreement, reserve and keep available a sufficient number of Shares to satisfy the requirements hereof.

ARTICLE 7
RESTRICTION ON ASSIGNMENT

7.1

The Share Option granted hereby is, insofar as the Optionee is concerned, personal and non-assignable and neither this Agreement nor any rights in regard thereto shall be transferable or assignable.  For greater clarity, during the lifetime of the Optionee, any benefits, rights and options may only be exercised by the Optionee.

ARTICLE 8
EXERCISE OF THE SHARE OPTION

8.1

Subject to the vesting provision set forth in the Plan and Clause 3.2, the Share Option may be exercised by the Optionee in accordance with the provisions hereof in whole or in part, from time to time, by delivery of written notice of such exercise and by tendering the full payment therefore in cash or by certified cheque or by bank draft to the Corporation at its head office in the City of Vancouver, in the Province of British Columbia.  Such notice shall state the number of the Option Shares with respect to which the Share Option is then being exercised.  The Share Option shall be deemed for all purposes to have been exercised to the extent stated in such notice upon delivery of the notice and a tender of payment in full, notwithstanding any delay in the issuance and delivery of the certificates for the Common Shares so purchased.

ARTICLE 9
RIGHTS OF THE OPTIONEE PRIOR TO EXERCISE DATE

9.1

The Share Option herein granted shall not entitle the Optionee to any rights whatsoever as a shareholder of the Corporation with respect to any Option Shares subject to the Share Option until the Share Option, or any portion thereof, has been exercised in accordance with Clause 8.1 and Option Shares have been issued as fully paid and non-assessable.

9.2

Until the Share Option, or any portion thereof, has been exercised in accordance with Clause 8.1, the Optionee may elect to surrender unexercised Share Option, all in the manner as more particularly provided for in the Plan.  The Optionee acknowledges that the Corporation may at its sole discretion decline to accept the surrender of the unexercised Share Option, and if any such surrender is not accepted by the Corporation, the Share Option to be surrendered shall become subject to its original terms.

ARTICLE 10
RESALE RESTRICTIONS

10.1

In addition to any resale restrictions under applicable securities law, the Share Option will be subject to a four (4) month hold period from the date of grant of the Share Option and all Share certificates issued upon exercise of the Share Option prior to the expiry of such hold period will be legended with a four (4) month hold period from the date of grant in accordance with the policies of the Exchange.

ARTICLE 11
SUBJECT TO REGULATORY BODIES

11.1

Notwithstanding anything to the contrary in this Agreement, expressed or implied, this Agreement and the option hereby granted shall be subject to the provisions of any regulatory body having jurisdiction in regard to same.  The granting of the option as provided herein, and the exercise of such rights, including but without limitation, the allotment, issuance and delivery of such shares, will be subject to such approval as may be required from time to time from any regulatory body, having jurisdiction in regard to same.  This Agreement may be amended or terminated by the Corporation without the prior consent of the Optionee where necessary to comply with or conform to the requirements or restrictions of such regulatory bodies.

ARTICLE 12
FURTHER ASSURANCES

12.1

The parties hereto covenant that they shall and will from time to time and at all times hereafter do and perform all such acts and things and execute all such additional documents as may be required to give effect to the terms and intention of this Agreement.

12.2

The Optionee certifies that s/he is a resident of British Columbia.

12.3

The Corporation represents and warrants that the Optionee is a bona fide Investor Relations Activities Consultant of the Corporation or a subsidiary of the Corporation.

ARTICLE 13
INTERPRETATION

13.1

It is understood and agreed by the parties hereto that questions may arise as to the interpretation, construction or enforcement of this Agreement and the parties are desirous of having the Board of the Corporation determine any such question of interpretation, construction or enforcement.  It is therefore understood and agreed by and between the parties hereto that any question arising under the terms of this Agreement as to interpretation, construction or enforcement shall be referred to the Board of the Corporation and their majority decision shall be final and binding on both of the parties hereto.

ARTICLE 14
ENTIRE AGREEMENT

14.1

This Agreement supersedes all other agreements, documents, writings and verbal understandings among the parties relating to the subject matter hereof and represents the entire agreement between the parties relating to the subject matter hereof.

ARTICLE 15
GOVERNING LAW

15.1

This Agreement shall be construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

ARTICLE 16
ENUREMENT

16.1

Subject to the other provisions hereof, this Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

ARTICLE 17
CHANGE OF CONTROL

17.1

This Agreement shall continue to constitute a binding obligation of the Corporation notwithstanding any change of control of the Corporation’s voting securities during the term of this Agreement.

ARTICLE 18
AMENDMENT

18.1

Unless disinterested shareholder approval is obtained in advance, the Corporation shall not amend this Agreement to reduce the Option Price of the Option Shares if the Optionee is an insider (as defined in the Securities Act (Alberta) of the Corporation.

ARTICLE 19
GENERAL

19.1

All references herein to dollar amounts shall refer to Canadian currency.

ARTICLE 20
PERSONAL INFORMATION

20.1

The Optionee hereby acknowledges, agrees and consents to the collection, use and disclosure by the Corporation to applicable regulatory authorities of any information (“Personal Information”) about the Optionee, as may be required by applicable regulatory authorities, including, but not limited to, the following:

(a)

the name, address (including residential address), and contact information (including phone and fax numbers and e-mail address) of the Optionee and if, applicable, any beneficial owners of the Option shares;

(b)

any other information provided by the Optionee to the Corporation pursuant to this Agreement;

(c)

any information required to be provided to the Exchange pursuant to the Exchange’s Form 4G - Summary Form - Incentive Stock Options;

(d)

any information required to be provided to the Canada Revenue Agency; and

(e)

any information required to be provided to all applicable regulatory authorities.

20.2

The Optionee hereby acknowledges, agrees and consents to the collection, use and disclosure by the Corporation of the Personal Information to the (a) Exchange and any other stock exchange or securities regulatory authorities, (b) the Corporation’s registrar and transfer agent, (c) Canada Revenue Agency, and (d) any of the other parties involved in the granting of Option Shares.

20.3

The Optionee hereby acknowledges, agrees and consents to the collection, use and disclosure of the Personal Information by the Exchange for the purposes described in Schedule “A” attached hereto.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

PROGRESSIVE IR CONSULTANTS CORP.

Per:
Andrew Mugridge, President

ALBERTA STAR DEVELOPMENT CORP.

Per:
Tim Coupland
President

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SCHEDULE “A”

TSX Venture Exchange Inc. and its affiliates, authorized agents, subsidiaries and divisions, including the TSX Venture Exchange (collectively referred to as “the Exchange”) collect Personal Information in certain Forms that are submitted by the individual and/or by an Issuer or Applicant and use it for the following purposes:

·

to conduct background checks,

·

to verify the Personal Information that has been provided about each individual,

·

to consider the suitability of the individual to act as an officer, director, insider, promoter, investor relations provider or, as applicable, an employee or consultant, of the Issuer or Applicant,

·

to consider the eligibility of the Issuer or Applicant to list on the Exchange,

·

to provide disclosure to market participants as to the security holdings of directors, officers, other insiders and promoters of the Issuer, or its associates or affiliates,

·

to conduct enforcement proceedings, and

·

to perform other investigations as required by and to ensure compliance with all applicable rules, policies, rulings and regulations of the Exchange, securities legislation and other legal and regulatory requirements governing the conduct and protection of the public markets in Canada.

As part of this process, the Exchange also collects additional Personal Information from other sources, including but not limited to, securities regulatory authorities in Canada or elsewhere, investigative, law enforcement or self-regulatory organizations, regulations services providers and each of their subsidiaries, affiliates, regulators and authorized agents, to ensure that the purposes set out above can be accomplished.

The Personal Information the Exchange collects may also be disclosed:

(a)

to the agencies and organizations in the preceding paragraph, or as otherwise permitted or required by law, and they may use it in their own investigations for the purposes described above; and

(b)

on the Exchange’s website or through printed materials published by or pursuant to the directions of the Exchange.

The Exchange may from time to time use third parties to process information and/or provide other administrative services.  In this regard, the Exchange may share the information with such third party service providers.

OPTION EXERCISE FORM

TO:	Alberta Star Development Corp. 506 - 675 West Hastings Street Vancouver, British Columbia V6B 1N2 Attention: President

The undersigned Optionee hereby exercises the right to purchase and subscribe for the Option Shares at the Option Price as set forth below and payment for which is submitted with this Exercise Form.

TOTAL OPTION SHARES EXERCISED:

TOTAL OPTION PRICE:	$

Please make certified cheque payable to “Alberta Star Development Corp.”

The undersigned hereby directs that the Common Shares hereby acquired by this Exercise Form be issued and delivered as follows:

NAME IN FULL:
ADDRESS IN FULL:
NUMBER OF SHARES:
DATED:

Signature of Optionee

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